UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2014

TEL-INSTRUMENT ELECTRONICS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	001-31990	22-1441806
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Branca Road
East Rutherford, New Jersey 07073
(Address of principal executive offices)

(201) 933-1600
(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

Effective May 12, 2014, the board of directors (the “Board”) of Tel-Instrument Electronics Corp. (the “Company”) approved the appointment of Michael Schirmer as the Company’s Chief Operating Officer.  Below is a description of Mr. Schirmer’s professional work experience.

Michael Schirmer, age 56

Mr. Schirmer, age 56, has over 20 years of experience in electronics industry senior management. Mr. Schirmer has served on a contract basis with the Company since November 2013 directing the Company’s manufacturing operations. Prior to joining the Company, Mr. Schirmer served as Director of Manufacturing Operations for Eastman Kodak in Rochester, NY from 2004 to December 2012, and as a Manufacturing Consultant from January 2013 until November 2013. Over the last 20 years he held senior leadership positions with Heidelberg Digital and Eastman Kodak Company overseeing their global manufacturing functions for digital printing equipment.

Mr. Schirmer is a graduate of the University of Applied Sciences in Ulm, Germany with a B.S. in Precision Engineering.

The Board believes that Mr. Schirmer’s extensive experience in supply chain management, electronics manufacturing, and strategic planning and product commercialization will be critical in supporting the Company’s aggressive growth plans and his combination of manufacturing, engineering, and management experience will be of great value to the Company.

Family Relationships

Mr. Schirmer does not have a family relationship with any current officer or director of the Company.

Related Party Transactions

There are no applicable related party transactions.

Compensatory Arrangements of Certain Officers.

In connection with his appointment as Chief Operating Officer, Mr. Schirmer shall receive an annual salary of $160,000 other benefits consistent with other executive officers of the Company.  In addition, the Board approved the granting of 10,000 options to purchase shares of the Company’s common stock at an exercise price of $5.14.  Such options shall vest on an annual basis over four (4) years and shall expire on May 12, 2019.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1*	Press release dated May 15, 2014, “Tel-Instrument Electronics Announces Chief Operating Officer”
 *Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP.

Date: May 15, 2014	By:	/s/ Joseph P. Macaluso
Name: Joseph P. Macaluso
Title: Principal Accounting Officer